Exhibit 10.1

FORM OF LOCK-UP AGREEMENT1

This Lock-Up Agreement (this “Agreement”) is executed in connection with the Agreement and Plan of Merger, dated as of September 16, 2019 (the “Merger Agreement”), by and among (i) Gordon Pointe Acquisition Corp, a Delaware corporation (“Acquiror”), (ii) GPAQ Acquisition Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Holdings”), (iii) GPAQ Acquiror Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings, (iv) GPAQ Company Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings, (v) HOF Village, LLC, a Delaware limited liability company (the “Company”), and (vi) HOF Village Newco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Newco”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

1. In connection with, and as an inducement to, the parties entering into the Merger Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the undersigned (“Holder”), by executing this Agreement, agrees that during the period commencing at the Effective Time and continuing until the end of the Lock-Up Period (as defined in Paragraph 2(a)), Holder shall not: (a) Transfer (as defined in Paragraph 2(b)) (i) any Holdings Common Stock, (ii) any securities convertible into, or exercisable or exchangeable for, Holdings Common Stock, or (iii) any securities that represent the right to receive Holdings Common Stock (including, without limitation, any shares of Holdings Common Stock or such other securities which may be deemed to be beneficially owned by Holder in accordance with the rules and regulations of the SEC, and securities of Holdings which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired (collectively, the “Securities”); (b) enter into any swap or other agreement that Transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Holdings Common Stock or such other securities, in cash or otherwise; (c) make any demand for, or exercise any right with respect to, the registration of any Holdings Common Stock or any security convertible into or exercisable or exchangeable for Holdings Common Stock; (d) grant any proxies or powers of attorney with respect to any Securities, deposit any Securities into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any Securities (except as specifically contemplated by the Merger Agreement); or (e) publicly disclose the intention to do any of the foregoing (all of the foregoing restrictions, collectively, the “Lock-Up Restrictions”). 2

1 Note to Draft: This agreement to be executed by all insiders who will own stock in Holdings.

2 In the case of each of Gordon Pointe Management, LLC and the Company, the following language will be inserted: “Notwithstanding the foregoing, ‘Lock-Up Restrictions’ shall not include any Transfer of Securities from Gordon Pointe Management, LLC to the Company, pursuant to that certain letter agreement, dated September 16, 2019, by and between Gordon Pointe Management, LLC and the Company.”

2. For purposes hereof:

(a) “Lock-Up Period” means the period commencing at the Effective Time and ending on the date that is the later of (i) one-hundred eighty (180) days after the Effective Time and (ii) the expiration of the “Founder Shares Lock-up Period” under the Letter Agreement, dated January 24, 2018, among Acquiror, Acquiror’s officers and directors, and the Sponsor.

(b) “Transfer” means any of the following: (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, or pledge of any Security; (ii) the sale of any option or contract to purchase (or the purchase of any option or contract to sell) any Security; (iii) the grant of any option, right or warrant to purchase any Security, to make a short sale of any Security, or to otherwise transfer, dispose of, or lend any Security (or any agreement to transfer, dispose of or lend, directly or indirectly, any Security); or (iv) the establishment or increase of a put equivalent position or liquidation with respect to, or the decrease of a call equivalent position (within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) with respect to, any Security.

3. Holder agrees that the Lock-Up Restrictions preclude Holder from engaging in any hedging or other transaction with respect to any Securities, if such hedging or other transaction is designed to or reasonably could be expected to lead to or result in a sale or disposition of any Securities, even if such Securities would be disposed of by someone other than Holder. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

4. Notwithstanding the restrictions in Paragraphs 1 through 3, Transfers of Holdings Common Stock that are held by Holder or any of its permitted transferees (that have complied with this paragraph), are permitted (a) if Holder is a corporation, partnership, limited liability company, trust or other business entity, (i) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act) of Holder, or (ii) as distributions or dividends of shares of Holdings Common Stock, or any security convertible into or exercisable for Holdings Common Stock to limited partners, limited liability company members or stockholders of Holder, or to holders of similar equity interests in Holder; (b) if Holder is an individual, as a bona fide gift to a member of the individual’s immediate family, a trust (the beneficiary of which is a member of the individual’s immediate family) or an affiliate of such person, or to a charitable organization; (c) if Holder is an individual, by virtue of laws of descent and distribution upon death of the individual; and (d) if Holder is an individual, pursuant to a qualified domestic relations order; provided, however, that in the case of clauses (a) through (d), the permitted transferees must enter into a written agreement agreeing to be bound by the restrictions set forth in this Agreement.

5. In addition, the restrictions in Paragraphs 1 through 3 shall not apply to the conversion or exercise of Holdings Warrants into Holdings Common Stock or into any other security convertible into or exercisable for Holdings Common Stock, to the extent that such Holdings Warrants are outstanding as of the Effective Time (but for the avoidance of doubt, excluding all manners of conversion or exercise that would involve a sale in the open market of any securities relating to such Holdings Warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided, however, that (a) the restrictions in Paragraphs 1 through 3 shall apply to any Securities issued upon such conversion or exercise; and (b) the recipient of Holdings Common Stock must enter into a written agreement agreeing to be bound by the restrictions set forth in this Agreement.

6. Any attempted Transfer in violation of this Agreement (a) will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the restrictions set forth in this Agreement, and (b) will not be recorded on the share register of Holdings. In furtherance of the foregoing, Holdings and its transfer agent and registrar are hereby authorized to decline to recognize or act upon any purported or attempted Transfer of shares of Holdings Common Stock, if such Transfer would constitute a violation or breach of this Agreement. Holdings may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate or other document, ledger or instrument evidencing Holder’s ownership of Holdings Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

Upon the release of any of the Securities from this Agreement, Holdings will cooperate with Holder (i) to facilitate the timely preparation and delivery of certificates representing the Securities, without the restrictive legend above, and (ii) to withdraw and remove any stop-transfer instructions.

7. Holder hereby represents and warrants that Holder has full power and authority to enter into this Agreement and that upon request, Holder will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of Holder shall be binding upon the successors, assigns, heirs or personal representatives of Holder.

8. If any holder of Holdings’ securities, other than Holder, is subject to a substantially similar agreement entered into by such other holder of Holdings’ securities, and such other holder is permitted by Holdings to sell or otherwise transfer or dispose of shares of Holdings Common Stock for value, other than as permitted by such substantially similar agreement entered into by such other holder, then the same percentage of shares of Holdings Common Stock held by Holder shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Holdings to an equity holder to sell or otherwise transfer or dispose of such equity holder’s shares of Holdings Common Stock in an aggregate amount in excess of one percent (1%) of the number of shares of Holdings Common Stock originally subject to such substantially similar agreement.

9. Holder understands that, if the Merger Agreement is terminated pursuant to its terms prior to the Effective Time, then Holder shall be released from all obligations under this Agreement upon the date of such termination.

10. Holder understands that the parties to the Merger Agreement are entering into the Merger Agreement in reliance upon this Agreement.

11. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

12. This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, (a) constitute the entire agreement and understanding of Holdings and Holder in respect of the subject matter hereof, and (b) supersede all prior understandings, agreements or representations by or among Holdings and Holder, written or oral, to the extent such prior understandings, agreements or representations relate in any way to the subject matter hereof.

13. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by Holdings and Holder by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Agreement.

[Signature page follows]

Very truly yours,

HOLDER:

By:
Name:
Title:

Date:

HOLDINGS:

GPAQ ACQUISITION HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Date:

[Signature Page to Lock-Up Agreement]